EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138036 on Form S-8 of our report, dated June 14, 2007, relating to the financial statements of Right-Way Dealer Warehouse, Inc. for the year ended December 31, 2006 included in Five Star Products, Inc.’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 15, 2007.

/s/  SOBEL & CO., LLC

Livingston, New Jersey
June 15, 2007